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Contact:    Mark Pollard                       Robert Rinderman or David Collins
            Vice President                     Jaffoni & Collins
            212/590-2100                       212/835-8500 or PDSE@jcir.com

                      DAVID PRITCHARD JOINS PARADISE AS CEO

        JESSE DYLAN TO FOCUS ON COMMERCIAL AND THEATRICAL FILM DIRECTING

      Dylan Resigns Chairman/Chief Executive Officer Posts; Signs Exclusive
                  Commercial Production Agreement With Company

NEW YORK, NY February 12, 2001 - The Board of Directors of Paradise Music and Entertainment, Inc. (NASDAQ:PDSE), an entertainment content and service provider, announced today the appointment of industry veteran David Pritchard, as Chief Executive Officer of the Company. Pritchard replaces Jesse Dylan, who is stepping down as Chairman and CEO to concentrate on commercial production and feature film directorial projects. Dylan will retain a position on the PDSE Board of Directors. Dylan has also signed an exclusive commercial production agreement with PDSE's Straw Dogs division. While Dylan and PDSE believe this will remain a long-term relationship, there is a mutual option to cancel the agreement upon 30 days prior notice.

Mr. Kelly Hickel, 58, Chairman and CEO of iball Media, Inc. has been named to serve as Paradise's Chairman. Separately today, Paradise announced it has executed a Memorandum of Understanding for the merger of iball Media into Paradise.

Pritchard, 53, is the former CEO and President of Film Roman, an award-winning animation studio that produces many popular television shows including The Simpsons, King of the Hill, Garfield, Family Guy and more. At Film Roman, Pritchard was instrumental in reorganizing and reinvigorating the company, overseeing its execution of a live action film strategy with the production of Johnny Tsunami for the Disney Channel and My First Mister, the opening film at Sundance this year. In addition, Pritchard created Film Roman's digital animated Shorts Program that produced several award winning animated shorts, including Tripping the Rift, which won the Playboy Animation Festival last year, and Hairballs, which was recognized at the Montreal Comedy Festival.

During his tenure at Film Roman, Pritchard doubled the revenue of the company and dramatically increased its operating performance. Prior to Film Roman, Pritchard held senior management positions at Home Box Office, Gulf and Western Industries (Paramount Corporation), and was a founder of Popular Arts Entertainment where he produced pilots, series, and films for the cable and television industry. In addition, he was a principal architect and Supervising Producer of US West's GOtv, one of the few Interactive television channels that

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David Pritchard Joins Paradise as CEO, 2/12/01                       page 2 of 2

aired on the TimeWarner FSN in Orlando, Florida. For the past year, Pritchard has been an active board member and advisor for several high tech and traditional media companies. Mr. Pritchard had been nominated for numerous ACE and EMMY awards and he has won 3 prime time Emmy's for Dr. Katz: Licensed Therapist in 1995; King of the Hill in 1998; and The Simpsons in 2000. Pritchard was also nominated for a Humanitas Award as Executive Producer on Johnny Tsunami in 2000.

Jesse Dylan, stated, "I have decided to focus my efforts on commercial and feature film directing. As a result of this decision, I advised the Paradise Board of Directors to search for an industry executive who could lead Paradise as its new CEO. David Pritchard is an ideal choice given his diverse experience as an independent producer in the entertainment industry as well as his public company experience. I look forward to working closely with David as a member of the Board of Directors and in my new role as an advisor to Paradise in creative matters."

David Pritchard commented, "Jesse Dylan, Richard Flynn (COO of PDSE), and the rest of the management team at Paradise are a talented group of executives, and I look forward to leading them into the future and through the potential merger with iball Media. iball Media represents a unique opportunity for Paradise to jump-start a compelling and innovative strategy with an immediate infusion of a proven executive team and the addition of new working capital, once the transaction is completed. I respect Jesse's decision to devote his full time and energy to his directing career, and I plan to continue Jesse's legacy of attracting creative talent to Paradise. Our entire management team will obviously benefit from Jesse's continued involvement as a creative advisor to the Company."

Mr. Dylan recently completed a Straw Dogs production of a Pizza Hut commercial that made its debut during the Super Bowl this year. This is the second straight year that Mr. Dylan's Straw Dogs commercial directing work has been showcased on the world's premier televised sporting event. Mr. Dylan is presently in production on his feature film debut where he is directing How High for Danny DeVito's Jersey Films and Universal Studios. The film stars Wu Tang Clan's Method Man (Clifford Smith) and rapper Red Man (Reginald Noble).

Paradise Music & Entertainment, Inc. is an entertainment company comprised of three complementary units: PDSE Film and TV Group (Straw Dogs, Picture Vision and Shelter Films - television commercial, music video, live event and film and video productions); PDSE Music Group (PDSE Records Inc., All Access Entertainment and Rave Music - record labels, producer of original music for film and television and full-service music artist management); and PDSE Digital Group (Paradise Digital Productions - Internet content development).

Legal Disclaimers: This Press Release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent the Company's judgment as of the date of this report hereof, and the Company cautions readers not to place undue reliance on such statements.

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Contacts:

Mark Pollard                              Robert Rinderman, David Collins
Vice President                            Jaffoni & Collins (for PDSE)
PDSE                                      212/835-8500
212/590-2100                              PDSE@jcir.com